EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Chord Energy Corporation of our report dated March 8, 2021, except for the effects of discontinued operations discussed in Note 13 to the consolidated financial statements, as to which the date is February 24, 2022, relating to the consolidated financial statements of Chord Energy Corporation (formerly known as Oasis Petroleum Inc.) (Predecessor), which appears in Chord Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 8, 2023